Exhibit 3.4

FORM OF
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
WILLIAMS PARTNERS GP LLC
A DELAWARE LIMITED LIABILITY COMPANY
DATED AS OF
                                        , 2005

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AMENDED AND RESTATED LIMITED LIABILITY
COMPANY AGREEMENT OF WILLIAMS PARTNERS GP LLC
A Delaware Limited Liability Company

     This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of WILLIAMS PARTNERS GP LLC (the “Company”), dated as of ___, 2005, is adopted, executed and agreed to, for good and valuable consideration, by Williams Energy Services, LLC, a Delaware limited liability company (“WES”), as the sole member.

RECITALS

     1. The name of the company is “Williams Partners GP LLC” (the “Company”).

     2. The Company was originally formed as a Delaware limited liability company by the filing of a Certificate of Formation (the “Delaware Certificate”), dated as of February 23, 2005 (the "Original Filing Date”) with the Secretary of State of the State of Delaware, pursuant to the Delaware Limited Liability Company Act (the “Act”) with WES as the sole member.

ARTICLE I

DEFINITIONS

     SECTION 1.01 DEFINITIONS.  As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

     "Act” has the meaning given such term in the Recitals.

     "Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

     (i) credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5);

     (ii) debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Allocation Regulations and shall be interpreted consistently therewith.

     "Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and "controlled” have meanings correlative to the foregoing.

     "Agreement” means this Amended and Restated Limited Liability Company Agreement of Williams Partners GP LLC, as amended from time to time.

     "Allocation Regulations” means Treasury Regulation Sections 1.704-1(b), 1.704-2 and 1.704-3 (including temporary regulations), as such regulations may be amended and in effect from time to time and any corresponding provisions of succeeding regulations.

     "Applicable Law” means (a) any United States federal, state, local or foreign law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any applicable national securities exchange or listing requirement of any national securities exchange or Securities and Exchange Commission recognized trading market on which securities issued by the Partnership are listed or quoted.

     "Assignee” means any Person that acquires a Membership Interest or any portion thereof through a Disposition; provided, however, that an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Article IV. The Assignee of a dissolved Member is the shareholder, partner, member or other equity owner or owners of the dissolved Member to whom such Member’s Membership Interest is assigned by the Person conducting the liquidation or winding up of such Member. The Assignee of a Bankrupt Member is (a) the Person or Persons (if any) to whom such Bankrupt Member’s Membership Interest is assigned by order of the bankruptcy court or other Governmental Authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor to which such Membership Interest is assigned.

     "Bankruptcy” or “Bankrupt” means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Applicable Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Applicable Law has been commenced against such Person and 120 Days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 Days have expired without the appointment’s having been vacated or stayed, or 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

     "Board” has the meaning given such term in Section 7.01.

     "Business Day” means any day other than a Saturday, a Sunday or a day when banks in New York, New York are authorized or required by Applicable Law to be closed.

     "Capital Account” means, with respect to any Member, the account to be maintained by the Company for each Member in accordance with Section 5.04.

     "Capital Contribution” means, with respect to any Member, the amount of money and the net agreed value of any property (other than money) contributed to the Company by such Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

     "Carrying Value” means, (a) with respect to property contributed to the Company, the fair market value of such property at the time of contribution reduced (but not below zero) by all depreciation, depletion (computed as a separate item of deduction), amortization and cost recovery deductions charged to the Members’ Capital Accounts, (b) with respect to any property whose value is adjusted pursuant to the Allocation Regulations, the adjusted value of such property reduced (but not below zero) by all depreciation and cost recovery deductions charged to the Members’ Capital Accounts and (c) with respect to any other Company Property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.

     "Change of Control” means, with respect to the Company, (i) the consolidation or merger of the Company with or into another Person pursuant to a transaction in which the outstanding Membership Interests of the Company are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Membership Interests of the Company are changed into or exchanged for Voting Securities of the surviving entity or its parent and (b) the holders of Membership Interests of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving entity or its parent immediately after such transaction or (ii) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Membership Interests of the Company, except in a merger or consolidation which would not constitute a Change of Control under clause (i) above.

     "Claim” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

     "Code” means the Internal Revenue Code of 1986, as amended from time to time.

     "Common Units” means the common units representing limited partner interests in the Partnership.

     "Company” has the meaning given such term in the introductory paragraph of this Agreement.

     "Company Property” means any and all property, both real and personal, tangible and intangible, whether contributed or otherwise acquired, owned by the Company.

     "Compensation Committee” has the meaning given such term in Section 7.10(d).

     "Conflicts Committee” has the meaning given such term in Section 7.10(c).

     "Contribution Agreement” means the Contribution, Conveyance and Assumption Agreement, dated the date hereof, among WES, the Company, the Partnership and the other parties thereto.

     "Day” means a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the next succeeding Business Day.

     "Delaware Certificate” has the meaning given such term in the Recitals.

     "Director” or “Directors” has the meaning given such term in Section 7.02.

     "Dispose,” “Disposing” or “Disposition” means, with respect to any asset (including a Membership Interest or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Applicable Law.

     "Disposing Member” has the meaning given such term in Section 4.021.

     "Dissolution Event” has the meaning given such term in Section 13.01(a).

     "Encumber,” “Encumbering” or “Encumbrance” means the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Applicable Law.

     "GAAP” means generally accepted accounting principles.

     "Governmental Authority” or “Governmental” means any federal, state, local or foreign court or governmental or regulatory agency or authority or any arbitration board, tribunal or mediator having jurisdiction over the Company or its assets or Members.

     "Incentive Plan” means any plan or arrangement pursuant to which the Company or the Partnership may compensate its or its Affiliates’ employees, consultants, directors and/or service providers, including the Williams Partners L.P. Long-Term Incentive Plan.

     "Indemnitee” means (a) any Person who is or was an Affiliate of the Company, (b) any Person who is or was a member, partner, officer, director, employee, agent or trustee of the Company or any Affiliate of the Company and (c) any Person who is or was serving at the request of the Company or any Affiliate of the Company as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

     "Independent Director” has the meaning given such term in Section 7.10(b).

     "Member” means WES as the sole member of the Company executing this Agreement and any Person hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

     "Membership Interest” means, with respect to any Member, (a) that Member’s status as a Member; (b) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including that Member’s rights to vote, consent and approve and otherwise to participate in the management of the Company; and (d) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.

     "Notices” has the meaning given such term in Section 14.02.

     "NYSE” has the meaning given such term in Section 7.02.

     "Original Filing Date” has the meaning given such term in the Recitals.

     "Partnership” means Williams Partners, L.P., a Delaware limited partnership, and any successors thereto.

     "Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated ___, 2005, as amended from time to time, or any successor agreement.

     "Person” means any individual, partnership, corporation, limited liability company, association, joint-stock company, unincorporated organization, joint venture, trust, court, Governmental agency or any political subdivision thereof, or any other entity.

     "Registered Public Accountants” means a firm of independent registered certified public accountant selected from time to time by [the Board].

     "Sharing Ratio” means, subject in each case to adjustments in accordance with this Agreement or in connection with Dispositions of Membership Interests, (a) in the case of a Member executing this Agreement as of the date of this Agreement or a Person acquiring such Member’s Membership Interest, the percentage specified for that Member as its Sharing Ratio on Exhibit A, and (b) in the case of Membership Interests issued pursuant to Section 3.01, the Sharing Ratio established pursuant thereto; provided, however, that the total of all Sharing Ratios shall always equal 100%.

     "Tax Matters Member” has the meaning given such term in Section 11.04.

     "Term” has the meaning given such term in Section 2.05.

     "Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final, Treasury Regulations.

     "Voting Securities” means securities of any class of a Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of such Person.

     "Williams” has the meaning given such term in Section 7.10(c).

     "Withdraw,” “Withdrawing” or “Withdrawal” means the withdrawal, resignation or retirement of a Member from the Company as a Member. Such terms shall not include any Dispositions of a Membership Interest (which are governed by Article IV), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.

     (b) Other terms defined herein have the meanings so given them.

     SECTION 1.02 Construction.

     Unless the context requires otherwise, (a) the gender of all words used in this Agreement includes the masculine, feminine and neuter, (b) the singular forms of nouns, pronouns and verbs shall include the plural and vice versa, (c) all references to Articles and Sections refer to articles and sections in this Agreement, each of which is made a part for all purposes and (d) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

ARTICLE II

ORGANIZATION

     SECTION 2.01 Formation.

     The Company was formed as a Delaware limited liability company by the filing of the Delaware Certificate, dated as of the Original Filing Date, with the Secretary of State of Delaware pursuant to the Act.

     SECTION 2.02 Name.

     The name of the Company is “Williams Partners GP LLC” and all Company business must be conducted in that name or such other names that comply with Applicable Law as the Members may select.

     SECTION 2.03 Registered Office; Registered Agent; Principal Office.

     The name of the Company’s registered agent for service of process is The Corporation Trust Company, and the address of the Company’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The principal place of business of the Company shall be located at One Williams Center, Tulsa, Oklahoma 74172. The Members may change the Company’s registered agent or the location of the Company’s registered office or principal place of business as the Members may from time to time determine.

     SECTION 2.04 Purposes.The purpose of the Company are to act as the general partner of the Partnership as described in the Partnership Agreement and to engage in any lawful business or activity ancillary or related thereto. The Company shall possess and may exercise all the powers and privileges granted by the Act, by any other law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or appropriate to the conduct, promotion or attainment of the business, purposes or activities of the Company.

     SECTION 2.05 Term.

     The period of existence of the Company (the “Term”) commenced on the Original Filing Date and shall end at such time as a certificate of cancellation is filed with the Secretary of State of Delaware in accordance with Section 13.04.

     SECTION 2.06 No State Law Partnership.

     The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal, state, local and foreign income tax purposes, and this Agreement may not be construed to suggest otherwise.

     SECTION 2.07 Title to Company Assets.

     Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member shall have any ownership interest in such Company assets or portion thereof.

     SECTION 2.08 Liability of Members, Directors And Officers.

     No Member, Director or Officer, solely by reason of being a Member, Director or Officer, shall be liable, under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company or the Partnership, whether arising in contract, tort or otherwise, for the acts or omissions of any other Member, Director, Officer, agent or employee of the Company or its Affiliates. The failure of the Company (acting in its own capacity or as the general partner of the Partnership) to observe any formalities or requirements relating to the exercise of its powers or management of its (or the Partnership’s) business or affairs shall not be grounds for imposing liability for any such debts, obligations or liabilities of the Company or the Partnership.

ARTICLE III

MEMBERSHIP

     SECTION 3.01 Membership Interests; Additional Members.

     WES is the sole initial Member of the Company, as reflected upon Exhibit A hereto. Additional Person(s) may be admitted to the Company as Members upon the unanimous approval of the existing Members, without any approval of the Board, on such terms and conditions as the Members determine at the time of such admission. The terms of admission or issuance must specify the Sharing Ratios applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers and duties. The Members may reflect the creation of any new class or group in an amendment to this Agreement indicating the different rights, powers and duties, and such an amendment shall be approved and executed by the Members. Any such admission is effective only after such new Member has executed and delivered to the Members and the Company an instrument containing the notice address of the new Member and such new Member’s ratification of this Agreement and agreement to be bound by it. Upon the admission of a new Member, Exhibit A will be updated to reflect such admission.

     SECTION 3.02 Access To Information.

     Each Member shall be entitled to receive any information that it may request concerning the Company; provided, however, that this Section 3.02 shall not obligate the Company to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database). Each Member shall also have the right, upon reasonable notice and at all reasonable times during usual business hours, to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. All costs and expenses incurred in any inspection, examination or audit made on such Member’s behalf shall be borne by such Member.

     SECTION 3.03 Liability.

     Except as otherwise required under the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Assignee shall be personally liable for or otherwise obligated with respect to any such debt, obligation or liability of the Company by reason of being a Member or Assignee. The Members and Assignees agree that the rights, duties and obligations of the Members and Assignees in their capacities as such are only as set forth in this Agreement and as otherwise arise under the Act. Furthermore, the Members and Assignees agree that the existence of any rights of a Member or Assignee, or the exercise or forbearance from exercise of any such rights shall not create any duties or obligations of the Member or Assignees in their capacities as such, nor shall such rights be construed to enlarge or otherwise alter in any manner the duties and obligations of the Members or Assignees.

ARTICLE IV

DISPOSITION OF MEMBERSHIP INTERESTS

     SECTION 4.01 General Restriction.

     A Member may not Dispose of all or any portion of its Membership Interests except in strict accordance with this Article IV. References in this Article IV to Dispositions of a Membership Interest shall also refer to Dispositions of a portion of a Membership Interest. Any attempted Disposition of a Membership Interest, other than in strict accordance with this Article IV, shall be, and is hereby declared, null and void ab initio. The Members agree that a breach of the provisions of this Article IV may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedies at law) are inadequate in view of (a) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provisions and (b) the uniqueness of the business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Article IV may be enforced by specific performance. A Member making a Disposition shall be referred to herein as a “Disposing Member.”

     SECTION 4.02 Admission of Assignee as a Member.

     An Assignee has the right to be admitted to the Company as a Member, with the Membership Interests (and attendant Sharing Ratio) so transferred to such Assignee, only if the related Disposition to such Assignee is effected in strict compliance with this Article IV.

     SECTION 4.03 Requirements Applicable to All Dispositions and Admissions.

     Any Disposition of Membership Interests and any admission of an Assignee as a Member shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with; provided, however, that the Members other than the Disposing Member, if any (the “Non-Disposing Members”), in their sole and absolute discretion, may waive any of the following requirements:

     (a) Disposition Documents. The following documents must be delivered to the Company and the Non-Disposing Members, in form and substance satisfactory to such Non-Disposing Members:

     (i) Disposition Instrument. A copy of the instrument pursuant to which the Disposition is effected; and

     (ii) Ratification of this Agreement. With respect to any Disposition, an instrument, executed by the Disposing Member and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 4.03(a)(i): (A) the notice address of the Assignee; (B) the Sharing Ratios after the Disposition of the Disposing Member and its Assignee (which together must total the Sharing Ratio of the Disposing Member before the Disposition); (C) the Assignee’s ratification of this Agreement and agreement to be bound by it; and (D) representations and warranties by the Disposing Member and its Assignee that (1) the

Disposition and admission is being made in accordance with Applicable Laws, and (2) the matters set forth in Section 4.03(a)(i) and this Section 4.03(a)(ii) are true and correct.

     (b) Payment of Expenses. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission of the Assignee as a Member.

     (c) No Release. No Disposition of Membership Interests shall effect a release of the Disposing Member from any liabilities to the Company or the Non-Disposing Members arising from events occurring prior to the Disposition.

     SECTION 4.04 Resignation of Directors.

     In the event of a Disposition of Membership Interests that would cause a Change of Control of the Company, each of the Directors of the Company immediately prior to the consummation of such Disposition shall deliver in writing to the Company an unconditional letter of resignation, to be effective upon the consummation of such Disposition, which the Members of the Company immediately following such Change of Control may elect to accept in their sole discretion.

ARTICLE V

CAPITAL CONTRIBUTIONS

     SECTION 5.01 Initial Capital Contributions.

     At the time of the formation of the Company, as reflected on Exhibit A, WES made a Capital Contribution in the amount of $1,000 in exchange for all the Membership Interests in the Company. In addition, on the date hereof, WES made such additional Capital Contributions to the Company as are described in the Contribution Agreement. Upon the admission of a subsequent Member, Exhibit A shall be updated to reflect the Capital Contribution attributable to such Member. After admission as a Member, no Member shall be obligated to make any additional capital contributions to the Company.

     SECTION 5.02 Loans.

     If the Company does not have sufficient cash to pay its obligations, any Member may advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section 5.02 constitutes a loan from the Member to the Company, bears interest at a rate determined by the Members from the date of the advance until the date of payment and is not a Capital Contribution.

     SECTION 5.03 Return of Contributions.

     Except as expressly provided herein, no Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any

Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

     SECTION 5.04 Capital Accounts.

     A Capital Account shall be established and maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b) et. seq., as such regulations may be amended and in effect from time to time and any corresponding provisions of succeeding regulations.

ARTICLE VI

DISTRIBUTIONS AND ALLOCATIONS

     SECTION 6.01 Allocations for Capital Account Purposes. Except as otherwise set forth in Section 6.01(b), for purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss and deduction shall be allocated and charged to the Members in accordance with their respective Sharing Ratios.

     (b) The following special allocations shall be made prior to making any allocations provided for in 6.01(a) above:

     (i) Qualified Income Offset. Except as provided in Section 6.01(b)(ii) hereof, in the event any Member receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Allocation Regulations, the deficit balance, if any, in such Member’s Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible.

     (ii) Nonrecourse Debt Allocations. Notwithstanding any other provision of this Section 6.01, each Member shall be allocated items of Company income and gain in each fiscal year as necessary, in the Managers’ discretion, to comply with the Allocation Regulations relating to nonrecourse debt.

     (iii) Gross Income Allocations. In the event any Member has a deficit balance in such Member’s Adjusted Capital Account at the end of any Company taxable period, such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.01(b)(iii) shall be made only if and to the extent that such Member would have a deficit balance in such Member’s Adjusted Capital Account after all other allocations provided in this Section 6.1 have been tentatively made as if Section 6.01(b)(iii) were not in the Agreement.

     (iv) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to the Allocation Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to the Allocation Regulations.

     (v) Curative Allocation. The special allocations set forth in Section 6.01(b)(i), (ii) and (iii) (the “Regulatory Allocations”) are intended to comply with the Allocation Regulations. Notwithstanding any other provisions of this Section 6.01, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Members such that, to the extent possible, the net amount of allocations of such items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.

     SECTION 6.02 Tax Allocations.

     For federal income tax purposes, except as otherwise required by the Code, the Allocation Regulations or the following sentence, each item of Company income, gain, loss, deduction and credit shall be allocated among the Members in the same manner as corresponding items are allocated in Section 6.01. Notwithstanding any provisions contained herein to the contrary, solely for federal income tax purposes, items of income, depreciation, gain or loss with respect to property contributed or deemed contributed to the Company by a Member shall be allocated so as to take into account the variation between the Company’s tax basis in such contributed property and its Carrying Value.

     SECTION 6.03 Distributions.

     Except as otherwise provided in Section 13.02, cash may be distributed at such time and in such amounts as the Members shall determine to the Members in accordance with their respective Sharing Ratios. Such distributions shall be made concurrently to the Members (or their Assignees) as reflected on the books of the Company on the date set for purposes of such distribution.

     SECTION 6.04 Varying Interests.

     All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member’s Sharing Ratio, the Members agree that their allocable shares of such items for the taxable year shall be determined on any method determined by the Members in their sole discretion to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Members’ varying Sharing Ratios.

     SECTION 6.05 Limitations on Distributions.

     Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate any Applicable Law.

ARTICLE VII

MANAGEMENT

     SECTION 7.01 Management by Board of Directors.

     The business and affairs of the Company shall be fully vested in, and managed by, a Board of Directors (the “Board”) and subject to the discretion of the Board, officers elected pursuant to Article VIII. The Directors and officers shall collectively constitute “managers” of the Company within the meaning of the Act. Except as otherwise provided in this Agreement, the authority and functions of the Board, on the one hand, and of the officers, on the other hand, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of Delaware. The officers shall be vested with such powers and duties as are set forth in Article VIII and as are specified by the Board. Accordingly, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the officers who shall be agents of the Company.

     SECTION 7.02 Number; Qualification; Tenure.

     The number of directors constituting the Board shall be [between three and nine] (each a "Director” and, collectively, the “Directors”), unless otherwise fixed from time to time pursuant to a resolution adopted by a majority of the Directors. A Director need not be a Member. Each Director shall be elected or approved by the Members at an annual meeting of the Members and shall serve as a Director of the Company for a term of one year (or their earlier death or removal from office) or until their successors are elected and qualified.

     The initial Directors of the Company shall be Steven J. Malcolm, Donald R. Chappel, Alan S. Armstrong, Philip D. Wright, and [ ]. The Members shall appoint one additional Independent Director within three months of the listing of the Common Units on the New York Stock Exchange, Inc. (the “NYSE”) and one additional Independent Director within 12 months of such listing or within such other time period as may be required by the NYSE.

     SECTION 7.03 Regular Meetings.

     Regular quarterly and annual meetings of the Board shall be held at such time and place as shall be designated from time to time by resolution of the Board. Notice of such regular quarterly and annual meetings shall not be required.

SECTION 7.04 Special Meetings.

     A special meeting of the Board may be called at any time at the written request of (a) the Chairman of the Board, (b) [a majority] of the Independent Directors or (c) any three Directors.

     SECTION 7.05 Notice.

     Written notice of all special meetings of the Board must be given to all Directors at least two Business Days prior to any special meeting of the Board.

     All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile, and shall be directed to the address or facsimile number as such Director shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to this Agreement, as provided herein.

     Attendance of a Director at a meeting shall constitute waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of business on the ground that the meeting is not lawfully called or convened. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.

     SECTION 7.06 Action By Consent of Board or Committee of Board.

     To the extent permitted by Applicable Law, the Board, or any committee of the Board, may act without a meeting so long as all members of the Board or committee shall have executed a written consent with respect to any action taken in lieu of a meeting.

     SECTION 7.07 Conference Telephone Meetings.Directors or members of any committee of the Board may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

     SECTION 7.08 Quorum.

     A majority of all Directors, present in person or participating in accordance with Section 7.07, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice. Except as otherwise required by Applicable Law, all decisions of the Board, or any committee of the Board, shall require the affirmative vote of a majority of all Directors of the Board, or any committee of the Board, respectively. The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

     SECTION 7.09 Vacancies; Increases in the Number of Directors.

     Vacancies and newly created directorships resulting from any increase in the number of Directors shall be filled by the Members in their sole discretion. Any Director so chosen shall hold office until the next annual election and until his successor shall be duly elected and shall qualify, unless sooner displaced.

     SECTION 7.10 Committees.

     (a) The Board may establish committees of the Board and may delegate any of its responsibilities, except as otherwise prohibited by Applicable Law, to such committees.

     (b) The Board shall have an audit committee comprised of three Directors, all of whom shall be Independent Directors. Such audit committee shall establish a written audit committee charter in accordance with the rules of the NYSE (or such other national securities exchange or quotation service on which the common units may be listed), as amended from time to time. “Independent Director” shall mean a Director meeting the standards required of directors who serve on an audit committee of a board of directors established by (i) the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder and (ii) the NYSE (or such other national securities exchange or quotation service on which the Common Units may be listed).

     (c) The Board shall have a conflicts committee (the “Conflicts Committee”) comprised of two or more Directors, all of whom shall be Independent Directors and none of whom shall be (i) security holders, officers or employees of the Company, (ii) officers, directors or employees of any Affiliate of the Company or (iii) holders of any ownership interest in the Partnership or any of its subsidiaries other than Common Units. The Conflicts Committee shall function in the manner described in the Partnership Agreement.

     (d) The Board may elect to have a compensation committee comprised of three Directors, all of whom shall be Independent Directors. Such Compensation Committee shall establish a written compensation committee charter in accordance with the applicable rules of NYSE (or such other national securities exchange or quotation service on which the common units may be listed), as amended from time to time; provided, any such compensation committee shall not be entitled to determine the compensation to which the Officers are entitled to receive, or the allocable expense of such compensation to be reimbursed by the Partnership pursuant to the Partnership Agreement, without the express approval of the Members.

     (e) A majority of any committee, present in person or participating in accordance with Section 7.07, shall constitute a quorum for the transaction of business of such committee.

     (f) A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 7.05. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

     Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not Directors; provided, however, that no such committee shall have or may exercise any authority of the Board.

     SECTION 7.11 Removal.

     Any Director or the entire Board may be removed at any time, with or without cause, by the Members.

ARTICLE VIII

OFFICERS

     SECTION 8.01 Elected Officers.

     The officers of the Company shall serve at the pleasure of the Board. Such officers shall have the authority and duties delegated to each of them, respectively, by the Board from time to time. The elected officers of the Company shall be a Chairman of the Board, a Chief Executive Officer, a Chief Financial Officer, a Secretary, a Treasurer, an Assistant Secretary, an Assistant Treasurer and such other officers (including, without limitation, a President, a Chief Operating Officer, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents and a General Counsel) as the Board from time to time may deem proper.

     The Chairman of the Board shall be chosen from among the Directors. All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VIII. The Board or any committee thereof may from time to time elect or appoint, as the case may be, such other officers (including one or more Vice Presidents, Controllers, Assistant Secretaries and Assistant Treasurers) and agents, as may be necessary or desirable for the conduct of the business of the Company. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board or such committee, as the case may be.

     SECTION 8.02 Election and Term of Office.

     The names and titles of the initial officers of the Company are set forth on Exhibit B hereto. Thereafter, the officers of the Company shall be elected annually by the Board at the regular meeting of the Board held after the annual meeting of the Members or at such time and for such term as the Board shall determine. Each officer shall hold office until such person’s successor shall have been duly elected and shall have qualified or until such person’s death or until he shall resign or be removed pursuant to Section 8.14.

     SECTION 8.03 Chairman of the Board.

     The Chairman of the Board shall preside at all meetings of the Board. If the Chairman is unable to preside at a meeting of the Board and the Chief Executive Officer is also unable to preside at such meeting pursuant to Section 8.04, then the Directors may appoint another Director to preside at such meeting. The Directors also may elect a Vice-Chairman to act in the place of the Chairman upon his absence or inability to act.

     SECTION 8.04 Chief Executive Officer.

     The Chief Executive Officer shall be responsible for the general management of the affairs of the Company and shall perform all duties incidental to such person’s office that may be required by law and all such other duties as are properly required of him by the Board. He shall make reports to the Board and the Members and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect. The Chief Executive Officer shall have full authority to execute all deeds, mortgages, bonds, contracts, documents or other instruments, except in cases where the execution thereof shall be expressly delegated by the Board to some other officer or agent of the Company or shall be required by law to be otherwise executed. The Chairman of the Board may serve in the capacity of Chief Executive Officer. If the Chairman of the Board does not so serve, then the Chief Executive Officer, if he is also a Director, shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of the Board.

     SECTION 8.05 President.

     The Chief Executive Officer may serve in the capacity as President. If the Chief Executive Officer does not so serve, then the President shall assist the Chief Executive Officer in the administration and operation of the Company’s business and general supervision of its policies and affairs. The President shall have full authority to execute all deeds, mortgages, bonds, contracts, documents or other instruments, except in cases where the execution thereof shall be expressly delegated by the Board to some other officer or agent of the Company or shall be required by law to be otherwise executed.

     SECTION 8.06 Chief Financial Officer.

     The Chief Financial Officer shall be responsible for financial reporting for the Company and shall perform all duties incidental to such person’s office that may be required by law and all such other duties as are properly required by of him by the Board. He shall make reports to the Board and shall see that all orders and resolutions of the Board and any committee thereof relating to financial reporting are carried into effect.

     SECTION 8.07 Chief Operating Officer.

     The Chief Operating Officer of the Company shall assist the Chairman of the Board in the administration and operation of the Company’s business and general supervision of its policies and affairs.

     SECTION 8.08 Vice Presidents.

     Each Executive Vice President and Senior Vice President and any Vice President shall have such powers and shall perform such duties as shall be assigned to him by the Board.

     SECTION 8.09 Treasurer.

     (a) The Treasurer shall exercise general supervision over the receipt, custody and disbursement of company funds. The Treasurer shall, in general, perform all duties incident to the office of Treasurer and shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Board.

     (b) Assistant Treasurers shall have such of the authority and perform such of the duties of the Treasurer as may be provided in this Agreement or assigned to them by the Board or the Treasurer. Assistant Treasurers shall assist the Treasurer in the performance of the duties assigned to the Treasurer and, in assisting the Treasurer, each Assistant Treasurer shall for such purpose have the powers of the Treasurer. During the Treasurer’s absence or inability, the Treasurer’s authority and duties shall be possessed by such Assistant Treasurer or Assistant Treasurers as the Board may designate.

     SECTION 8.10 Secretary.

     (a) The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the Members. The Secretary shall (i) see that all notices are duly given in accordance with the provisions of this Agreement and as required by law; (ii) be custodian of the records and the seal of the Company and affix and attest the seal to all documents to be executed on behalf of the Company under its seal; (iii) see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and (iv) in general, perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board.

     (b) Assistant Secretaries shall have such of the authority and perform such of the duties of the Secretary as may be provided in this Agreement or assigned to them by the Board or the Secretary. Assistant Secretaries shall assist the Secretary in the performance of the duties assigned to the Secretary, and in assisting the Secretary, each Assistant Secretary shall for such purpose have the powers of the Secretary. During the Secretary’s absence or inability, the Secretary’s authority and duties shall be possessed by such Assistant Secretary or Assistant Secretaries as the Board may designate.

     SECTION 8.11 Powers of Attorney.

     The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the officers and other Persons.

     SECTION 8.12 Delegation of Authority.

     Unless otherwise provided by this Agreement or by resolution of the Board, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.

     SECTION 8.13 Expenses.

     The officers and agents shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder. In addition, the Directors shall be entitled to be reimbursed for out-of-pocket costs and expenses reasonably incurred in the course of their service hereunder.

     SECTION 8.14 Removal.

     Any officer elected, or agent appointed, by the Board may be removed by the affirmative vote of a majority of the Board whenever, in their judgment, the best interests of the Company would be served thereby. No elected officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

     SECTION 8.15 Vacancies.

     A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.

ARTICLE IX

MEMBER MEETINGS

     SECTION 9.01 Meetings.

     Except as otherwise provided in this Agreement, all acts of the Members to be taken hereunder shall be taken in the manner provided in this Article IX. An annual meeting of the Members for the transaction of such business as may properly come before the meeting shall be held at such time and place as the Board shall specify in the notice of the meeting, which shall be delivered to each Member at least 10 and not more than 60 days prior to such meeting. Special meetings of the Member may be called by the Board or by any Member. A Member shall call a meeting by delivering to the Board one or more requests in writing stating that the signing Member wishes to call a meeting and indicating the general or specific purposes for which the meeting is to be called.

     SECTION 9.02 Notice of a Meeting.

     Notice of a meeting called pursuant to Section 9.01 shall be given to the Members in writing by mail or other means of written communication in accordance with Section 14.02. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

     Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except where a Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

     SECTION 9.03 Action by Consent of Members.

     Any action that may be taken at a meeting of the Members may be taken without a meeting if an approval in writing setting forth such action is signed by the Members holding not less than the minimum percentage of the Membership Interests that would be necessary to authorize or take such action at a meeting at which all the Members entitled to vote on such matter were present and voted.

     SECTION 9.04 Member Vote.

     Unless a provision of this Agreement specifically provides otherwise, any provision of this Agreement requiring the authorization of, or action taken by, the Members shall require the unanimous approval of the Members.

     SECTION 9.05 In the Event of a Sole Member.

     Notwithstanding any other provision of this Agreement, at any time at which there is only a single Person is a Member of the Company, any provision herein that requires a Member to make a delivery to, or to obtain the consent of, the other Members of the Company shall be disregarded until such time as an additional Person is admitted as Member of the Company.

ARTICLE X

INDEMNIFICATION OF DIRECTORS,

OFFICERS, EMPLOYEES AND AGENTS

     SECTION 10.01 Indemnification. To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 10.01, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 10.01 shall be made only out of the assets of the Company, it being agreed that the Members shall not be liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

     (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 10.01(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 10.01.

     (c) The indemnification provided by this Section 10.01 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

     (d) The Company may purchase and maintain insurance on behalf of the Company, its Affiliates and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

     (e) For purposes of this Section 10.01, (i) the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 10.01(a); and (iii) action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

     (f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 10.01 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

     (g) The provisions of this Section 10.01 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

     (h) No amendment, modification or repeal of this Section 10.01 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 10.01 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

     SECTION 10.02 Liability of Indemnitees.

     (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company or any other Persons who have acquired membership interests in the Company, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

     (b) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company, such Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnitee.

     (c) Any amendment, modification or repeal of this Section 10.02 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 10.02 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE XI

TAXES

     SECTION 11.01 Tax Returns.

     The Tax Matters Member of the Company shall prepare and timely file (on behalf of the Company) all federal, state, local and foreign tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns.

     SECTION 11.02 Tax Elections.

     (a) The Company shall make the following elections on the appropriate tax returns:

     (i) to adopt as the Company’s fiscal year the calendar year;

     (ii) to adopt the accrual method of accounting;

     (iii) if a distribution of the Company’s property as described in Section 734 of the Code occurs or upon a transfer of Membership Interest as described in Section 743 of the Code occurs, on request by notice from any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of the Company’s properties; and

     (iv) any other election the Members, in their sole discretion, may deem appropriate.

     (b) Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state, local or foreign law and no provision of this Agreement (including Section 2.06) shall be construed to sanction or approve such an election.

     SECTION 11.03 Tax Matters Member.

     WES shall be the “tax matters partner” of the Company pursuant to Code Section 6231(a)(7) (the “Tax Matters Member”). Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company. The Tax Matters Member shall take all actions with respect to taxes (including, but not limited to, (a) making, changing or revoking a material tax election, (b) taking a significant position in any tax return, (c) settling or otherwise resolving any audit or other proceeding relating to taxes and (d) extending the statute of limitations with respect to taxes) in its sole discretion.

ARTICLE XII

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

     SECTION 12.01 Maintenance of Books.

     (a) The Board shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and of the Members, appropriate registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Company.

     (b) The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year, (ii) maintained on an accrual basis in accordance with GAAP, consistently applied and (iii) audited by the Registered Public Accountants at the end of each calendar year.

     SECTION 12.02 Reports.

     With respect to each calendar year, the Board shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to each Member:

     (a) Within 120 Days after the end of such calendar year, a profit and loss statement and a statement of cash flows for such year, a balance sheet and a statement of each Member’s Capital Account as of the end of such year, together with a report thereon of the Registered Public Accountants; and

     (b) Such federal, state, local and foreign income tax returns and such other accounting, tax information and schedules as shall be necessary for the preparation by each Member on or before June 15 following the end of each calendar year of its income tax return with respect to such year.

     SECTION 12.03 Bank Accounts.

     Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the [Board]. All withdrawals from any such depository shall be made only as authorized by the [Board] and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE XIII

DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION

     SECTION 13.01 Dissolution.

     (a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each, a “Dissolution Event”):

     (i) the unanimous consent of the Members; or

     (ii) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

     (b) No other event shall cause a dissolution of the Company.

     SECTION 13.02 Winding-Up and Termination.

     (a) On the occurrence of a Dissolution Event of the type described in Section 13.01(a)(i) or Section 13.01(a)(ii), Members shall act as liquidator or select a Person to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:

     (i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last Day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

     (ii) the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

     (iii) all remaining assets of the Company shall be distributed to the Members as follows:

     (A) the liquidator may sell any or all Company Property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article VI;

     (B) with respect to all Company Property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

     (C) Company Property (including cash) shall be distributed to the Members in accordance with their relative positive Capital Account balances after the allocations pursuant to Sections 5.01 and 5.02 have been made.

     (b) The distribution of cash or property to a Member in accordance with the provisions of this Section 13.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

     SECTION 13.03 Deficit Capital Accounts.

     No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in the Member’s Capital Account.

     SECTION 13.04 Certificate of Cancellation.

     On completion of the distribution of Company assets as provided herein, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or by Applicable Law.

ARTICLE XIV

GENERAL PROVISIONS

     SECTION 14.01 Offset.

     Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

     SECTION 14.02 Notices.

     All notices, demands, requests, consents, approvals or other communications (collectively, "Notices”) required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given upon delivery of such notice:

     To the Company:

          Williams Partners GP LLC
          One Williams Center
          Tulsa, Oklahoma 74172
          Attn: President
          Telephone: (918) 573-6000
          Fax: (918) 573-4503

     To Williams Energy Services:

          Williams Energy Services
          One Williams Center
          Tulsa, Oklahoma 74172
          Attn: President
          Telephone: (918) 573-6000
          Fax: (918) 573-4503

     SECTION 14.03 Entire Agreement; Superseding Effect.

     This Agreement constitutes the entire agreement of the Members, in such capacity, relative to the formation, operation and continuation of the Company.

     SECTION 14.04 Effect of Waiver or Consent.

     Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute-of-limitations period has run.

     SECTION 14.05 Amendment or Restatement.

     This Agreement or the Delaware Certificate may be amended or restated only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by the Members.

     SECTION 14.06 Binding Effect.

     Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.

     SECTION 14.07 Governing Law; Severability.

     This agreement is governed by and shall be construed in accordance with the law of the state of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this agreement to the law of another jurisdiction. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

     SECTION 14.08 Further Assurances.

     In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

     SECTION 14.09 Waiver of Certain Rights.

     Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

     SECTION 14.10 Counterparts.

     This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

SECTION 14.11 Jurisdiction.

     Any and all Claims arising out of, in connection with or in relation to (i) the interpretation, performance or breach of this Agreement, or (ii) any relationship before, at the time of entering into, during the term of, or upon or after expiration or termination of this Agreement, between the parties hereto, shall be brought in any court of competent jurisdiction [in Tulsa County] in the State of Oklahoma. Each party hereto unconditionally and irrevocably consents to the jurisdiction of any such court over any Claims and waives any objection that such party may have to the laying of venue of any Claims in any such court.

     IN WITNESS WHEREOF, the sole Member has executed this Agreement as of the date first set forth above.

MEMBER WILLIAMS ENERGY SERVICES, LLC
By:
Steven J. Malcolm, Chairman and
Chief Executive Officer

EXHIBIT A

	MEMBERSHIP	CAPITAL
MEMBER	INTEREST	CONTRIBUTION
Williams Energy Services	100%	$1,000

EXHIBIT B

Initial Officers of the Company

1. Chairman of the Board — Steven J. Malcolm

2. Chief Executive Officer — Steven J. Malcolm

3. Chief Operating Officer — Alan S. Armstrong

4. Chief Financial Officer — Donald R. Chappell

5. General Counsel — James J. Bender

6. Secretary — Brian Shore

7. Treasurer — Travis Campbell

8. Assistant Secretary — Will Gault

9. Assistant Treasurer — Rodney Sailor